PRINCIPAL CAPITAL MANAGEMENT, LLC CODE OF ETHICS

STATEMENT OF PURPOSE AND GENERAL PRINCIPLES

The purpose of this Code of Ethics ("CODE") is to prevent conflicts of interest which may exist, or appear to exist, when persons associated with Principal Capital Management own or engage in transactions involving Securities (as defined below) that are owned or are being purchased or sold or are being considered for purchase or sale for the accounts of clients of Principal Capital Management. Central to this Code is the principle that Principal Capital Management employees will adhere to the highest ethical standards and will act in accordance with the following fiduciary principles:

     *    The duty at all times to place the interests of clients first.

     * The requirement to conduct all personal Securities transactions in a manner consistent with this Code so as to avoid any actual or potential conflicts of interest or abuse of an individual's position of trust and responsibility.

     * Persons associated with Principal Capital Management shall not take inappropriate advantage of their positions.

I. DEFINITION:

     A. "SECURITY:" Shall have the meaning set forth in Section 202(a)(18) of the Investment Advisers Act, except it shall not include securities issued by the Government of the United States, bankers' acceptances, certificates of deposit, commercial paper, or shares of open-end management investment companies (i.e., mutual funds).

     B. "ACCESS PERSON:" Means any (1) director or officer of Principal Capital Management or (2) employee of Principal Capital Management who in the regular course of his or her duties makes, participates in or obtains information regarding the purchase or sale of Securities for the accounts of clients of Principal Capital Management or whose functions relate to the making of any recommendations with respect to such purchases and sales. Access Persons consist of these sub-categories: (i) PORTFOLIO MANAGERS (individuals entrusted with the direct responsibility and authority to make investment decisions affecting the accounts of clients of Principal Capital Management), (ii) INVESTMENT PERSONNEL (which include Portfolio Managers as well as portfolio strategists, fixed income securities analysts and traders), and (iii) OTHER ACCESS PERSONS (all persons who are not included in subcategories i or ii).

     C. "BEING CONSIDERED FOR PURCHASE OR SALE": A Security is being considered for purchase or sale when a Portfolio Manager views the purchase or sale of the Security for a client account as probable. The phrase "purchase or sale of a Security" includes the writing of an option to purchase or sell a Security or the purchase of an option to purchase or sell a Security.

     D. "BENEFICIAL OWNERSHIP": Beneficial Ownership shall be interpreted in the same manner as in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, and the rules and regulations thereunder, except that the determination of direct and indirect beneficial ownership shall apply to all Securities which a person owns whether publicly registered or private. For example, a person is considered a Beneficial Owner of any Security or Securities account (1) in his or her own name, or (2) in the name of members of the person's immediate family sharing the same household, or (3) Securities a person might acquire or dispose of through the exercise or conversion of any derivative security (e.g., an option, whether presently exercisable or not).

     E. RESTRICTED LISTS: Records known as the "RESTRICTED DEBT SECURITIES LIST" and the "RESTRICTED EQUITY SECURITIES LIST" are maintained within the Principal Financial Group and are monitored by the Compliance Officer. These Restricted Lists include the names of all Securities that Principal Capital Management (1) is currently buying or which Principal Capital Management expects to buy for client accounts, and (2) currently holds in client accounts. The reference date for determining when Principal Capital Management "EXPECTS TO BUY" is the date on which a Portfolio Manager views the purchase of the Security as probable. Names of Securities shall be removed from the Restricted Lists 15 days after Principal Capital Management has (1) ceased considering the Security for purchase, or (2) entirely liquidated its position in such Security.

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II. EXEMPTED TRANSACTIONS. THIS CODE SHALL NOT APPLY TO:

     A. Sales made pursuant to general public tender offers.

     B. The acceptance of stock dividends of Securities already owned; the reinvestment of cash dividends of Securities already owned under a dividend reinvestment program or the participation in a monthly investment plan for the purchase of a Security already owned. (Note: The initial purchase or establishment of dividend reinvestment program or automatic investment plan must be precleared.)

     C. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of Securities, to the extent such rights are acquired directly from the issuers thereof, and sales of such rights.

     D. Exercising or selling maturing options or rights to exchange or convert Securities, but only when those options or rights to exchange or convert have been acquired or disposed of in accordance with this Code.

     E. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

     F. Purchases or sales which are non-volitional on the part of either the Access Person or a Principal Capital Management client account.

III. RESTRICTED AND PROHIBITED TRANSACTIONS

     A. No Investment Personnel may acquire, directly or indirectly, Beneficial Ownership in any Security that is part of an initial public offering.

     B. No Investment Personnel may acquire, directly or indirectly, Beneficial Ownership in any Security in a private placement transaction without prior approval of the Compliance Officer. Investment Personnel who have acquired Securities in a private placement transaction must disclose that investment when they play a part in any consideration of an investment in the issuer of the privately placed Security for a client account. In such circumstances, a decision to purchase such Securities for a client account must be subject to an independent review by Investment Personnel with no personal interest in the issuer.

     C. No Access Person may purchase or sell a Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership while that Security is listed on a Restricted List, except as provided elsewhere in this Code. [See IV, Preclearance.] No Portfolio Manager may purchase or sell a Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership interest within 7 days before and after a client account that he or she manages trades in that Security.

     D. Investment Personnel may not profit directly or indirectly from the acquisition and disposition (or disposition and acquisition) of Beneficial Ownership of the same (or equivalent) Securities within 60 calendar days. Any profits realized on such short-term trades must be disgorged to a charitable organization designated by management of Principal Capital Management. Investment Personnel may request exceptions to this prohibition by submitting a written request to the Compliance Officer prior to realizing the profit. Such exceptions will be considered on a case-by-case basis, taking into consideration the facts and circumstances of each situation.

IV. PRECLEARANCE

     A.  PORTFOLIO MANAGERS

     Portfolio Managers may request permission to trade any security on the Restricted Debt Securities List. Portfolio Managers may also request permission to trade securities on the Restricted Equity Securities List in an amount each calendar quarter that is the greater of 500 shares or 1% of the daily average trading volume during the 90 days prior to the date the Portfolio Manager makes the request; provided however Portfolio Managers may not purchase or sell any security within seven (7) days before and after a client account the Portfolio Manager manages purchased or sold the security.

     Requests for approval may be made by contacting the person responsible for maintaining the Restricted Debt Securities List or the Restricted Equity Securities List.

     Approvals to trade are valid for 24 hours after given. Portfolio Managers who desire an approval that is valid for a longer period may make such a request when seeking approval to trade.

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     B.   ACCESS PERSONS OTHER THAN PORTFOLIO MANAGERS

     Access Persons other than Portfolio Managers may request permission to trade any security on the Restricted Debt Securities List. Access Persons may also request permission to trade securities on the Restricted Equity Securities List in an amount each calendar quarter that is the greater of 500 shares or 1% of the daily average trading volume during the 90 days prior to the date the Access Person makes the request. Requests for approval may be made by contacting the person responsible for maintaining the Restricted Debt Securities List or the Restricted Equity Securities List. Approvals to trade are valid for 24 hours after given. Access Persons who desire an approval that is valid for a longer period may make such a request when seeking approval to trade.

V. DISCLOSURE OF SECURITIES OWNERSHIP AND SECURITIES TRANSACTIONS

     A. When recommending the purchase or sale of Securities for a client account in accordance with portfolio management procedures, Investment Personnel must disclose any direct or indirect Beneficial Ownership in any Security of the issuer whose Securities are under consideration. B. All Access Persons shall file a report with the Principal Capital Management Compliance Officer listing all their personal Securities transactions during the previous calendar quarter in any Security in which such person has acquired any direct or indirect Beneficial Ownership including transactions exempt from this Code under Section II. The report shall be made on a form provided by Principal Capital Management within 10 days following the end of such calendar quarter. The report shall contain the following information:

          1. the date of the transaction, the title and the number of shares or the principal amount of each Security involved;

          2.   the nature of the transaction (e.g., purchase or sale);

          3.   the price at which the transaction was effected;

          4. the name of the broker, dealer, or bank with or through which the transaction was effected; and

          5. if a sale transaction, the date on which the Security was acquired and the cost basis of the Security.

     C. Access Persons must direct brokerage and other firms with which they have Securities accounts to furnish the Compliance Officer on a timely basis duplicate copies of confirmations of all personal Securities transactions.

     D. Access Persons must direct brokerage and other firms with which they have Securities accounts to furnish the Compliance Officer on a timely basis a duplicate copy of the Access Person's December 31 account statement.

     E. Access Persons who are Portfolio Managers must furnish the Compliance Officer a listing of all Securities in which they have a direct or indirect Beneficial Ownership at the time of their appointment as a Portfolio Manager, and thereafter on an annual basis as of December 31 of each year.

VI. CERTIFICATION OF COMPLIANCE

     All Access Persons will be required to certify annually that they have read and understood the Code and its applicability to them, and that they have complied with the requirements of the Code and that they have disclosed or reported all personal Securities transactions as required by the Code. [See main menu for the Code of Ethics Compliance Form.]

VII. GIFTS

     Access Persons are prohibited from receiving any gift or other thing having a value of more than $100 in the aggregate in any calendar year from any person or entity that does business with or on behalf of Principal Capital Management. Gifts do not include occasional dinners, sporting events or other entertainment that Access Persons attend with their host.

VIII. SERVICE AS A CORPORATE DIRECTOR

     Investment Personnel are prohibited from serving on the board of directors of a publicly traded company, absent prior authorization based on a determination that board service would be consistent with the interests of Principal Capital Management and its clients.

IX. ADMINISTRATION AND SANCTIONS

     A. ADMINISTRATION.

          1. Responsibility for this Code is vested in the Chairman of the Board of Directors of Principal Capital Management. Administrative responsibility has been delegated to the Compliance Officer, Tim Howald. Requests for interpretation of this Code or for preclearance of purchase or sales as permitted by this Code should be directed to the Compliance Officer, Tim Howald.

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          2.   The Compliance Officer will:

               (a) Furnish a copy of this Code of Ethics to all employees so that they may be aware of their duties and obligations.

               (b) Review all reports received pursuant to the reporting requirements and/or conduct such investigation as will reasonably be required to detect and report any violations of this Code of Ethics.

               (c) Issue personally, or with the advice of counsel, as may be appropriate, interpretations of the scope and effect of this Code of Ethics.

               (d) Submit to the Chairman of the Board of Principal Capital Management quarterly reports of all reported Securities transactions which suggest the possibility of a violation and any finding or determination made in respect thereto.

               (e) Review and approve or disapprove all requests for approval of Securities transactions submitted by any employee. The Compliance Officer may designate certain alternate compliance staff to act in his/her stead.

     B. Sanctions. Upon discovering a violation of this Code, the Chairman of Principal Capital Management shall impose such sanctions as the Chairman deems appropriate, upon recommendation of the Compliance Officer. Sanctions may include a letter of censure as well as suspension or termination of the employment of the violator.

     C. Records. Annually, those individuals charged with the responsibility for carrying out this Code shall prepare a report to the Board of Directors of Principal Capital Management that, at a minimum, will include:

          1. A summary of existing procedures concerning personal investing, and any procedural changes made during the past year.

          2.   Identification  of  violations  requiring   significant  remedial
               action during the past year.

          3. Recommendations, if any, as to changes in existing restrictions or procedures based on experience with this Code, evolving industry practices or developments in applicable laws or regulations.